Exhibit 10.14
                                      Description of Long Term Incentive Plan


         On February 18, 1994, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Milestone Properties, Inc. (the "Company") adopted a long term incentive plan (the "LTIP") pursuant to which the Company's two most senior executive officers, Leonard S. Mandor and Robert A. Mandor, are eligible to receive annual bonuses of 9% of the cumulative adjusted pre-tax profits of Milestone Asset Management, Inc. ("MAMI"), a wholly owned subsidiary of the Company. The purpose of the LTIP is to motivate and reward the Company's two most senior executive officers for their contributions in support of the achievement of the Company and, specifically, of MAMI. The LTIP is administered by the Compensation Committee. The LTIP originally provided for the availability of such bonuses based on MAMI's profitability in 1994, 1995 and 1996, and was subsequently extended to cover 1997, 1998, 1999 and 2000.